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                                                                      EXHIBIT 12


              [BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD]


                                December 29, 2003



INVESCO Variable Investment Funds, Inc.
4350 South Monaco Street
Denver, CO 80237

Ladies and Gentlemen:

              We have acted as counsel to INVESCO Variable Investment Funds, Inc., a Maryland corporation (the "Company"), in connection with the following:

              (i) That certain Agreement and Plan of Reorganization (the "Utilities Fund Plan"), dated December 10, 2003, by and among the Company, on behalf of its series portfolio, INVESCO VIF-Utilities Fund ("INVESCO Utilities Fund"), AIM Variable Insurance Funds ("AVIF"), a Delaware statutory trust, on behalf of its series portfolio, AIM V.I. Global Utilities Fund ("AIM Utilities Fund"), A I M Advisors, Inc. ("AIM"), a Delaware corporation, and INVESCO Funds Group, Inc. ("INVESCO"), a Delaware corporation, which provides for the reorganization of AIM Global Utilities Fund with and into INVESCO Utilities Fund (the "Utilities Fund Reorganization"). Pursuant to the Utilities Fund Plan, all of the assets of AIM Utilities Fund will be transferred to INVESCO Utilities Fund, INVESCO Utilities Fund will assume all of the liabilities of AIM Utilities Fund and the Company will issue shares of each class of INVESCO Utilities Fund to shareholders of AIM Utilities Fund corresponding to the class of shares of AIM Utilities Fund held by such shareholders. The value of each AIM Utilities Fund shareholder's account with INVESCO Utilities Fund after the Utilities Fund Reorganization will be the same as the value of such shareholder's account with AIM Utilities Fund immediately prior to the Utilities Fund Reorganization.

              (ii) That certain Agreement and Plan of Reorganization (the "Technology Fund Plan"), dated December 10, 2003, by and among the Company, on behalf of its series portfolios, INVESCO VIF-Technology Fund ("INVESCO Technology Fund") and INVESCO VIF-Telecommunications Fund ("INVESCO Telecommunications Fund"), AVIF, on behalf of its series portfolio, AIM V.I. New Technology Fund ("AIM Technology Fund"), AIM and INVESCO, which provides for (A) the reorganization of AIM Technology Fund with and into INVESCO Technology Fund (the "Technology Fund Reorganization") and (B) the reorganization of INVESCO Telecommunications Fund with and into INVESCO Technology Fund (the "Telecommunications Fund Reorganization"). Pursuant to the Technology Fund Plan, all of the assets of AIM Technology Fund will be transferred to INVESCO Technology Fund, INVESCO Technology Fund will assume all of the liabilities of AIM Technology Fund and the


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INVESCO Variable Investment Funds, Inc.
December 29, 2003
Page 2

Company will issue shares of each class of INVESCO Technology Fund to shareholders of AIM Technology Fund corresponding to the class of shares of AIM Technology Fund held by such shareholders. The value of each AIM Technology Fund shareholder's account with INVESCO Technology Fund after the Technology Fund Reorganization will be the same as the value of such shareholder's account with AIM Technology Fund immediately prior to the Technology Fund Reorganization. Pursuant to the Telecommunications Fund Plan, all of the assets of INVESCO Telecommunications Fund will be transferred to INVESCO Technology Fund, INVESCO Technology Fund will assume all of the liabilities of INVESCO Telecommunications Fund and the Company will issue shares of each class of INVESCO Technology Fund to shareholders of INVESCO Telecommunications Fund corresponding to the class of shares of INVESCO Telecommunications Fund held by such shareholders. The value of each INVESCO Telecommunications Fund shareholder's account with INVESCO Technology Fund after the Telecommunications Fund Reorganization will be the same as the value of such shareholder's account with INVESCO Telecommunications Fund immediately prior to the Telecommunications Fund Reorganization.

              As used herein, "Plan" shall refer to the Utilities Fund Plan and the Technology Fund Plan, as the case may be; "Selling Fund" shall refer to AIM Utilities Fund, AIM Technology Fund and INVESCO Telecommunications Fund, as the case may be; and "Reorganizations" shall refer to the Utilities Fund Reorganization, the Technology Fund Reorganization and the Telecommunications Fund Reorganization.

              In connection with our giving this opinion, we have examined copies of the Company's Charter and resolutions of the Board of Directors adopted by unanimous written consent dated December 10, 2003 and at an in-person meeting on December 9-10, 2003, and originals or copies, certified or otherwise identified to our satisfaction, of such other corporate documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Company.

              The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the classes of shares of each of INVESCO Utilities Fund and INVESCO Technology Fund to be issued to the shareholders of the corresponding Selling Fund pursuant to the applicable Plan, as set forth on Exhibit A hereto (the "Buying Fund Shares"), will have been filed by the Company with the Securities and Exchange Commission and will have become effective before any of the Reorganizations occur.

              Based on the foregoing, we are of the opinion that the Buying Fund Shares are duly authorized and, when issued by the Company to the shareholders of the applicable Selling Fund in accordance with the terms and conditions of the applicable Plan, will be legally issued, fully paid and nonassessable.

              We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the Maryland General Corporation Law.


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INVESCO Variable Investment Funds, Inc.
December 29, 2003
Page 3

              We consent to the filing of this opinion as an Exhibit to the Company's Registration Statement on Form N-14 and to the references to our firm under the following captions under the heading "Proposal 1 - Approval of the Agreement to Combine Your Fund and Buying Fund": "Summary - The Reorganization(s)," "Additional Information About the Agreement(s) - Other Terms," "Additional Information About the Agreement - Federal Income Tax Consequences" and "Legal Matters," and, if applicable, under the caption "The Federal Income Tax Consequences of the Redomestication" under the heading "Proposal 6 - Approval of the Plan to Redomesticate Each Series Portfolio of Company as a New Series Portfolio of AIM Variable Insurance Funds" in the combined Proxy Statement/Prospectus for each Selling Fund, which are included in such Registration Statement.


                                     Very truly yours,



                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP




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                                    EXHIBIT A
                               BUYING FUND SHARES


INVESCO VIF-Utilities Fund
         Series I shares
         Series II shares

INVESCO VIF-Technology Fund
         Series I shares
         Series II shares